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                        JOHN KAPOOR RESIGNS AS AKORN CEO
                 WILL REMAIN CHAIRMAN OF THE BOARD OF DIRECTORS


BUFFALO GROVE, IL, DECEMBER 20, 2002 - Akorn, Inc. (AKRN) today announced that Dr. John N. Kapoor has submitted his resignation as Chief Executive Officer ("CEO") of the Company effective December 18, 2002. Dr. Kapoor, who will continue as Chairman of the Board of Directors, had served as CEO of Akorn since March 2001.

Mr. Art Przybyl, President and Chief Operating Officer of Akorn, stated, "The Company greatly appreciates the many contributions that Dr. Kapoor has made to the Company as CEO, and looks forward to continuing to work closely with Dr. Kapoor as we restructure and rebuild the Company for the future."

In September of this year, as part of the Forbearance Agreement entered into by the Company with its Senior Lenders, the Company retained the firm of AEG Partners, LLC (the "Consultant") to assist in the development and execution of a restructuring plan for the Company's financial obligations and to oversee the Company's day-to-day operations. In executing these responsibilities, the Consultant works with the Governance Committee of the Board of Directors, which is composed of two of the Company's independent directors. In light of the role being played by the Consultant, Dr. Kapoor believed it was the appropriate time to step away from the day-to-day operations of the Company. The Company has no immediate plans to fill the vacancy left by Dr. Kapoor's resignation.

ABOUT AKORN, INC.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products.

Any statements made by Akorn, Inc. ("we", "us", "our", or the "Company") in this press release that are forward looking are made pursuant to the safe harbor provisions of the private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, those risks and uncertainties relating to difficulties or delays in restructuring the Company's financial obligations, the necessity of complying with various regulatory procedures in the manufacture of drug products, the uncertainties with respect to acquiring, developing, financing, testing, producing and marketing of new products, uncertainty regarding the outcome of legal proceedings involving the Company, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption "Risk Factors" in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001


At the Company:                             At In-Site Communications, Inc.
Ben J. Pothast                              Lisa M. Wilson
Chief Financial Officer                     Investor Relations
(847) 279-6100                              (212) 759-3929